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                                                                    Exhibit 16.1

June 22, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir:

     We have read Item 4 included in the Form 8-K dated June 22, 2002 of The Environmental Elements Corporation 401(k) Retirement Savings Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP



Copy to:   Lawrence Rychlak
           Plan Administrator
           The Environmental Elements Corporation 401(k) Retirement Savings Plan